Schedule A

Trusts and Portfolios Covered by the Amended and Restated Sub-Advisory Agreement

between

Fidelity Management & Research Company LLC

and

FMR Investment Management (UK) Limited

Name of Trust	Name of Portfolio	Effective Date	Annual Sub-Advisory Fee Rate (bp)
Fidelity Advisor Series II	Fidelity Series Investment Grade Securitized Fund	07/19/2018	17.50
Fidelity Hereford Street Trust	Fidelity Series Treasury Bill Index Fund	07/19/2018	1.50
Fidelity Income Fund	Fidelity Series Government Bond Index Fund	07/19/2018	1.50
Fidelity Salem Street Trust	Fidelity Series 0-5 Year Inflation-Protected Bond Index Fund	05/13/2021	2.5
Fidelity Salem Street Trust	Fidelity Series 5+ Year Inflation-Protected Bond Index Fund	05/13/2021	2.5
Fidelity Salem Street Trust	Fidelity Series Bond Index Fund	01/17/2019	1.25
Fidelity Salem Street Trust	Fidelity Series Corporate Bond Fund	07/19/2018	17.50
Fidelity Salem Street Trust	Fidelity Series Government Money Market Fund	01/14/2016	7.00
Fidelity Salem Street Trust	Fidelity Series Investment Grade Bond Fund	09/18/2008	17.50
Fidelity Salem Street Trust	Fidelity Series Long-Term Treasury Bond Index Fund	04/14/2016	1.50
Fidelity Salem Street Trust	Fidelity Series Short-Term Credit Fund	04/01/2023	10.00
Fidelity School Street Trust	Fidelity Series International Developed Markets Bond Index Fund	05/13/2021	3.0

Fidelity Management & Research Company LLC	FMR Investment Management (UK) Limited

By:

/s/Christopher J. Rimmer

By:

/s/Mark D. Flaherty

Name:

Christopher J. Rimmer

Name:

Mark D. Flaherty

Title:

Treasurer

Title:

Director